HAROLD Y. SPECTOR, CPA
Z. DAVID DAVIDIAN, CPA

SPECTOR & DAVIDIAN, LLP
Certified Public Accountants
(888) 584-5577
FAX (626) 584-6447
admin@swdcpa.com

70 SOUTH LAKE AVENUE
SUITE 630
PASADENA, CALIFORNIA 91101

June 29, 2010

Mr. Karl Hiller, Branch Chief
Securities and Exchange Commission
Washington, D.C. 20549-4628

Dear Mr. Hiller:

Re: Niusule Biotech Corp.
Form 8-K

We have read Item 4.01 of Niusule Biotech Corp's Form 8-K/A dated June 24, 2010, and have the following comments:

1. We agree with the statements made as they pertain to our firm.
2. We have no basis on which to agree or disagree with any other statements made in Item 4.01.

Please contact the undersigned if additional information is required.

Yours truly,
Spector & Davidian, LLP

Harold Y. Spector, CPA

cc: Mr. Brad Skinner